Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

U.S. Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	19,905,736	(3)	$4.37	$86,988,066.32	0.0000927	$8,063.79

	Total Offering Amounts						$86,988,066.32		$8,063.79
	Total Fees Previously Paid						—		—
	Total Fee Offsets						—		—
	Net Fees Due								$8,063.79

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock split, stock dividends, recapitalization, or other similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price per Share and Proposed Maximum Aggregate Offering Price are based on the average of the $4.6313 (high) and $4.11 (low) sale price of the Registrant’s common stock as reported on The NASDAQ Capital Market on June 6, 2022, which date is within five business days prior to the date the original Registration Statement was filed.
(3)	Represents outstanding shares of common stock of U.S. Energy Corp., the resale of which is being registered pursuant to this registration statement.